Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:
September 4, 2025	Ivan Marcuse
The Woodlands, TX	(281) 719-4637
NYSE: HUN

Huntsman Announces Retirement of David Stryker and Appoints Julia Wright as Executive Vice President, General Counsel and Secretary

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) announced today that Julia Wright will join Huntsman as Executive Vice President, General Counsel and Secretary effective on October 13, 2025. Ms. Wright will succeed Huntsman’s current General Counsel, David Stryker, who has announced his retirement effective at the end of the year. Mr. Stryker will move into the Chairman’s Office to serve as Executive Vice President, Strategic Initiatives, pending his retirement.

Ms. Wright has over 15 years of senior executive experience, most recently at ChampionX Corporation, a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies. Ms. Wright served as Senior Vice President, General Counsel and Secretary at ChampionX, where she was responsible for the legal organization, including corporate governance, compliance, trade compliance, litigation, M&A, employment, commercial, intellectual property, shareholder engagement, and SEC filings until ChampionX was acquired by SLB (formerly Schlumberger) on July 16, 2025. Ms. Wright joined ChampionX in 2018 and previously served as Vice President and General Counsel at Nabors Industries. Ltd., a leading provider of advanced technologies to the energy industry. Ms. Wright started her career at Vinson and Elkins in Dallas, Texas, and also worked at Baker McKenzie.

Mr. Stryker will support Ms. Wright in the transition of the legal department and focus on strategic initiatives and opportunities at the corporate level. Mr. Stryker has served as the Company’s General Counsel since June 2013.

Peter R. Huntsman, our President, CEO and Chairman, commented:

"David Stryker has served this Company extraordinarily well during his tenure here as General Counsel. By defending shareholder rights and collecting exceptional legal victories, David's expertise has materially strengthened our balance sheet and added significant value. David’s tenacity and influence across our entire Company has left us a far better Company than we otherwise would have been. I look forward to my continued work with David as we further execute our strategic objectives."

Mr. Huntsman further commented:

"I'm looking forward to having Julia Wright serve as our new General Counsel. Our senior officers and board members have been impressed with Julia while getting to know her. The most senior lawyer at Huntsman Corporation has always played a vital role in our Company far beyond ordinary course legal responsibilities and, during her tenure at ChampionX, Julia played a pivotal role in establishing and developing a full-service legal and compliance function, building talent at every level in the organization. She essentially created the function from its inception in 2018, when Apergy separated from Dover in a tax-free spin, negotiated the multibillion-dollar acquisition of Ecolab's upstream chemical business two years later, and continued to guide the organization through the successful completion of its sale to SLB earlier this year. Given her experience at ChampionX, Nabors Industries and in private practice, I have no doubt that Julia will continue building our legal department to safeguard our Company and further enhance shareholder value."

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2024 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,300 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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